Exhibit 99.1

Sotera Health Reports Strong Third-Quarter and Year-to-Date 2025 Results
•Q3 2025 net revenues increased 9.1% to $311 million, or 8.0% on a constant currency basis(1), compared to Q3 2024
•Q3 2025 net income of $48 million, or $0.17 per diluted share, compared to net income of $17 million or $0.06 per diluted share in Q3 2024
•Q3 2025 Adjusted EBITDA(1) increased 12.2% to $164 million, or 11.2% on a constant currency basis, compared to Q3 2024
•Q3 2025 Adjusted EPS(1) of $0.26, an increase of $0.09 per diluted share, compared to Adjusted EPS of $0.17 in Q3 2024
•Raising 2025 Adjusted EBITDA growth range to 6.75% - 7.75% and reaffirming net revenues outlook range of 4.5% - 6.0%, on a constant currency basis
CLEVELAND, OH, November 4, 2025 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the three- and nine-months ended September 30, 2025.
Third-quarter 2025 net revenues increased 9.1% to $311 million, compared to $285 million in the third-quarter 2024. Net revenues increased 8.0% on a constant currency basis. Net income was $48 million, or $0.17 per diluted share, compared to net income of $17 million, or $0.06 per diluted share in the third-quarter of 2024. Adjusted EBITDA for the third-quarter 2025 increased 12.2% to $164 million, compared to the third-quarter of 2024. Adjusted EBITDA increased 11.2% on a constant currency basis. Third-quarter 2025 Adjusted Earnings Per Diluted Share (“Adjusted EPS”) increased by $0.09 to $0.26, compared to the third-quarter of 2024.
For the first nine months of 2025, net revenues increased 6.2% to $860 million, compared to $810 million for the same period in 2024. Net revenues increased 6.2% on a constant currency basis. Net income was $43 million, or $0.15 per diluted share, which includes the previously disclosed settlement of approximately $31 million and the pending settlement of $34 million related to ethylene oxide (“EO”) claims against Sterigenics, compared with net income of $32 million, or $0.11 per diluted share, for the same period last year. Adjusted EBITDA for the first nine months of 2025 increased 10.4% to $437 million compared to same period last year. Adjusted EBITDA increased 10.6% on a constant currency basis, and Adjusted EPS increased by $0.11 to $0.60 compared to the first nine months of 2024.
“Today, we reported strong top-line revenue growth and double-digit Adjusted EBITDA growth, with approximately 150 basis points of margin expansion,” said Chairman and Chief Executive Officer Michael B. Petras, Jr. “Sterigenics continued its strong volume performance, Nordion achieved double-digit revenue and segment income growth, and Nelson Labs continued to expand segment income margins.”
Petras continued, “Based on our year-to-date performance and good visibility into the remainder of this year, we are reaffirming our 2025 revenue outlook and raising our Adjusted EBITDA outlook.”
(1) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.1

Third-Quarter and Year-to-Date 2025 Highlights by Business Segment
Sterigenics
Sterigenics delivered solid results for the third-quarter 2025, with net revenues up 9.8% to $193 million, or 8.4% on a constant currency basis, compared to the third-quarter of 2024. Third-quarter 2025 segment income was $107 million, a double-digit increase of 11.6%. For the first nine months of 2025, Sterigenics net revenues increased 7.5% to $557 million on both a nominal and constant currency basis, compared to the same period in 2024. Segment income increased 8.7% to $303 million.
Revenue growth for the quarter was driven by favorable volume and mix, pricing and changes in foreign currency exchange rates. Segment income and segment income margin increased for the quarter due to favorable volume and mix, as well as pricing, partially offset by inflation.
Nordion
Nordion net revenues increased 22.4% to $63 million, or 23.6% on a constant currency basis, compared to the third-quarter of 2024. Third-quarter 2025 segment income increased 19.9% to $38 million. For the first nine months of 2025, Nordion net revenues increased 18.2% to $138 million, or 19.8% on a constant currency basis, compared to the same period in 2024. Segment income increased 19.7% to $79 million.
Revenue growth for the quarter was driven by favorable volume and mix, as well as pricing, partially offset by unfavorable changes in foreign currency exchange rates. The increase in segment income was attributable to growth in volume and mix and benefits from customer pricing. Segment income margin decreased as a result of product mix.
Nelson Labs
Nelson Labs net revenues decreased 5.0% to $56 million, or 6.4% on a constant currency basis, compared to the third-quarter of 2024. Nelson Labs third-quarter 2025 segment income increased 1.9% to $19 million. For the first nine months of 2025, Nelson Labs net revenues decreased 5.8% to $165 million, or 6.4% on a constant currency basis, compared to the same period in 2024. Segment income increased 7.4% to $55 million.
Change in revenues for the quarter were driven by favorable pricing, changes in foreign currency exchange rates, and improvement in core lab testing services, offset by a decline in expert advisory services revenues. Segment income and segment income margin increased for the quarter as a result of volume and mix improvements, lab optimization and favorable pricing.
Balance Sheet and Liquidity
As of September 30, 2025, Sotera Health had $2.2 billion of total debt and $299 million in unrestricted cash and cash equivalents, compared to $2.3 billion in total debt and $277 million of unrestricted cash and cash equivalents as of December 31, 2024. Sotera Health’s Net Leverage Ratio(2) as of third-quarter 2025 improved to 3.3x, closer to the Company’s long-term stated goal of 2.0x to 3.0x, as compared to 3.7x as of December 31, 2024. As of September 30, 2025, the Company did not have any borrowings on its revolving credit facility.
In the third-quarter of 2025, the Company achieved a contractual net leverage target, triggering a 25 basis point reduction in the interest rate on its First Lien Term Loan facility. Additionally, on September 17, 2025 the Company amended its First Lien Term Loan facility, which reduced the interest rate spread over SOFR from 300 basis points to 250 basis points, and concurrently repaid $75 million of the facility.

(2) This is non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to non-GAAP financial measures.

Full-Year 2025 Outlook
Today, Sotera Health is updating its 2025 outlook:
•Net revenues growth remains in the range of 4.5% to 6.0%, on a constant currency basis,
◦Foreign currency exchange expected to contribute approximately 25 basis points to net revenues growth, from a previous outlook of a neutral impact,
•Adjusted EBITDA growth range raised to 6.75% to 7.75%, from a previous outlook of 6.00% to 7.50%, on a constant currency basis,
◦Foreign currency expected to contribute approximately 25 basis points to Adjusted EBITDA growth, from a previous outlook of a neutral impact,
•Interest Expense range improved to $154 million to $158 million, from a previous outlook of $155 million to $165 million,
•Tax rate applicable to Adjusted Net Income(3) range improved to 29.00% to 31.00%, from a previous outlook of 31.5% to 33.5%,
•Adjusted EPS range raised to $0.81 to $0.86, from a previous outlook of $0.75 to $0.82,
•A weighted-average fully diluted share count remains in the range of 286 million to 287 million shares, and
•Capital expenditures in the range of $125 million to $135 million, from a previous outlook of $170 million to $180 million.
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA, Tax Rate Applicable to Net Income, Adjusted Net Income and Adjusted EPS without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60 (“Co-60”), and the impact of inflationary trends including their impact on energy prices and the supply of labor. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and live webcast to discuss the Company’s financial results and operating highlights at 9:00 a.m. Eastern Daylight Time today. To participate in the live call, please dial 1-844-481-2916 (toll-free in the United States), or 1-412-317-0709 if dialing-in from other locations. A live webcast of the conference call will be accessible at this link or via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health, along with accompanying materials. A replay of the webcast will be available on the Company’s website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
(3)This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Upcoming Events
•Wolfe Healthcare Conference at 1:20 p.m. Eastern Time, November 17, 2025
•Jefferies London Healthcare Conference at 8:30 a.m. Greenwich Mean Time, November 19, 2025
•Citi Global Healthcare Conference at 9:45 a.m. Eastern Time, December 2, 2025
•Piper Sandler 36th Annual Healthcare Conference at 11:00 a.m. Eastern Time, December 3, 2025
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and reflects management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. Forward-looking statements present our current forecasts and estimates of future events. These statements do not strictly relate to historical or current results and can be identified by words such as “anticipate,” “appear,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “will” and other terms of similar meaning or import in connection with any discussion of future operating, financial or other performance. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, but are not limited to, a disruption in the availability or supply of, or increases in the price of, EO, Co-60 or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions against Russia by the United States, Canada, United Kingdom and/or the European Union; fluctuations in foreign currency exchange rates; evolving changes in environmental, health and safety regulations or preferences, and general economic, social and business conditions; health and safety risks associated with the use, storage, transportation and disposal of potentially hazardous materials such as EO and Co-60; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to the use, emissions and releases of EO from our facilities in California, Georgia, Illinois and New Mexico and the possibility that additional claims will be made in the future relating to these or other facilities; our ability to satisfy the conditions for settlement of the EO claims related to our former facility in Willowbrook, Illinois; allegations of our failure to properly perform services and potential product liability claims, recalls, penalties and reputational harm; compliance with the extensive regulatory requirements to which we are subject, the related costs, and any failures to receive or maintain, or delays in receiving, required clearances or approvals; adverse changes in industry trends; competition we face; market conditions and changes, including inflationary trends and the impact of tariffs, that impact our long-term supply contracts with variable price clauses and increase our cost of revenues; business continuity hazards, including supply chain disruptions, the impact of the U.S. federal government shutdown, and other risks associated with our operations; the risks of doing business internationally, including global and regional economic and political instability and compliance with various applicable laws and potentially inconsistent laws and regulations in multiple jurisdictions; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; severe health events or environmental events; cybersecurity incidents, unauthorized data disclosures, and our dependence on information technology systems; an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully; our ability to maintain effective internal control over financial reporting; our reliance on intellectual property to maintain our competitive position and the risk of claims from third parties that we have infringed or misappropriated, or are infringing or misappropriating, their intellectual property rights; our ability to comply with rapidly evolving data privacy and security laws and regulations in various jurisdictions and any ineffective compliance efforts with such laws and regulations; our ability to generate profitability in future periods; impairment charges on our goodwill and other intangible assets with indefinite lives, as well as other long-lived assets and intangible assets with definite lives; the effects of unionization efforts and labor regulations in countries in which we operate; adverse changes to our tax positions in U.S. or non-U.S. jurisdictions or the interpretation and application of U.S. tax legislation or other changes in U.S. or non-U.S. taxation of our operations; and our significant leverage and how this significant leverage could adversely affect our ability to raise additional capital, limit our ability to react to challenges confronting our Company or broader changes in our industry or the economy, limit our flexibility in operating our business through restrictions contained in our debt agreements and/or prevent us from meeting our obligations under our existing and future agreements governing our indebtedness. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the Securities and Exchange Commission, such as its Annual Report on Form 10-K and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP and Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt net of unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson
Vice President Investor Relations, Sotera Health
IR@soterahealth.com
MEDIA
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company
###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Service	$255,529	$238,790	$736,713	$703,027
Product	55,783	46,678	123,463	107,211
Total net revenues	311,312	285,468	860,176	810,238
Cost of revenues:
Service	114,337	111,080	335,259	331,068
Product	19,414	16,364	45,303	41,240
Total cost of revenues	133,751	127,444	380,562	372,308
Gross profit	177,561	158,024	479,614	437,930
Selling, general and administrative expenses	63,294	62,009	195,248	180,793
Amortization of intangible assets	3,090	15,508	27,715	46,657
Illinois EO litigation settlements	—	—	64,943	—
Interest expense, net	39,147	41,572	120,674	123,731
Loss on refinancing of debt	1,087	70	1,167	24,160
Foreign exchange gain	(1,528)	(1,054)	(612)	(2,237)
Other income, net	(464)	(2,835)	(6,530)	(4,084)
Income before income taxes	72,935	42,754	77,009	68,910
Provision for income taxes	24,535	25,756	33,907	36,835
Net income	48,400	16,998	43,102	32,075

Earnings per share:
Basic	$0.17	$0.06	$0.15	$0.11
Diluted	0.17	0.06	0.15	0.11
Weighted average number of common shares outstanding:
Basic	284,067	283,059	283,855	282,624
Diluted	286,745	285,564	286,019	284,660

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Segment revenues:
Sterigenics	$192,845	$175,574	$557,368	$518,425
Nordion	62,805	51,313	137,793	116,564
Nelson Labs	55,662	58,581	165,015	175,249
Total net revenues	$311,312	$285,468	$860,176	$810,238
Segment income:
Sterigenics	$107,155	$95,989	$302,904	$278,585
Nordion	38,048	31,733	78,947	65,938
Nelson Labs	18,987	18,639	54,913	51,117
Total segment income	164,190	146,361	436,764	395,640
Less adjustments:
Interest expense, net	39,147	41,572	120,674	123,731
Depreciation and amortization(a)	28,290	42,551	103,972	122,811
Share-based compensation(b)	8,047	9,860	23,465	28,723
Loss on refinancing of debt(c)	1,087	70	1,167	24,160
Gain on foreign currency and derivatives not designated as hedging instruments, net(d)	(167)	(2,231)	(1,294)	(1,699)
Business optimization expenses(e)	3,098	2,949	7,575	4,733
Professional services relating to EO sterilization facilities(f)	11,152	8,200	37,515	22,357
Illinois EO litigation settlements(g)	—	—	64,943	—
Accretion of asset retirement obligation(h)	601	636	1,738	1,914
Consolidated income before income taxes	$72,935	$42,754	$77,009	$68,910
(a)Includes depreciation of Co-60 held at gamma irradiation sites, and excludes accelerated depreciation associated with business optimization activities.
(b)Represents share-based compensation expense related to employees and Non-Employee Directors.
(c)Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(e)Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(f)Represents litigation and other professional fees associated with our EO sterilization facilities.
(g)Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(h)Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$301,026	$278,865
Accounts receivable, net	142,390	140,327
Inventories, net	49,865	49,158
Other current assets	84,534	57,687
Total current assets	577,815	526,037
Property, plant, and equipment, net	1,093,972	1,036,892
Operating lease assets	34,427	27,551
Other intangible assets, net	290,856	317,653
Goodwill	1,098,975	1,081,073
Other assets	90,117	82,442
Total assets	$3,186,162	$3,071,648
Liabilities and equity
Total current liabilities	$242,399	$191,002
Long-term debt, less current portion	2,128,996	2,208,100
Other noncurrent liabilities	209,980	198,135
Deferred income taxes	54,316	69,500
Total liabilities	2,635,691	2,666,737
Total equity	550,471	404,911
Total liabilities and equity	$3,186,162	$3,071,648

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2025	2024
Operating activities:
Net income	$43,102	$32,075
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash items	121,455	176,428
Changes in operating assets and liabilities	19,534	(40,056)
Net cash provided by operating activities	184,091	168,447
Investing activities:
Purchases of property, plant and equipment	(87,319)	(113,200)
Other investing activities	2,874	74
Net cash used in investing activities	(84,445)	(113,126)
Financing activities:
Proceeds from long-term borrowings	—	2,259,350
Payments on long-term borrowings	(82,547)	(2,260,600)
Payments of debt issuance costs and debt discount	(3,919)	(32,054)
Buyout of leased facilities	—	(6,736)
Shares withheld for employee taxes on equity awards	(3,861)	(2,342)
Other financing activities	(2,032)	(1,634)
Net cash used in financing activities	(92,359)	(44,016)
Effect of exchange rate changes on cash and cash equivalents	14,874	(4,477)
Net increase in cash and cash equivalents, including restricted cash	22,161	6,828
Cash and cash equivalents, including restricted cash, at beginning of period	278,865	301,654
Cash and cash equivalents, including restricted cash, at end of period	$301,026	$308,482

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$129,600	$142,779
Cash paid during the period for income taxes, net of tax refunds received	47,607	42,447
Purchases of property, plant and equipment included in accounts payable	17,215	16,372

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$48,400	$16,998	$43,102	$32,075
Amortization of intangible assets	5,648	19,858	36,246	59,737
Share-based compensation(a)	8,047	9,860	23,465	28,723
Loss on refinancing of debt(b)	1,087	70	1,167	24,160
Gain on foreign currency and derivatives not designated as hedging instruments, net(c)	(167)	(2,231)	(1,294)	(1,699)
Business optimization expenses(d)	3,098	2,949	7,575	4,733
Professional services relating to EO sterilization facilities(e)	11,152	8,200	37,515	22,357
Illinois EO litigation settlements(f)	—	—	64,943	—
Accretion of asset retirement obligation(g)	601	636	1,738	1,914
Income tax benefit associated with pre-tax adjustments(h)	(2,596)	(7,397)	(44,081)	(32,241)
Adjusted Net Income	75,270	48,943	170,376	139,759
Interest expense, net	39,147	41,572	120,674	123,731
Depreciation(i)	22,642	22,693	67,726	63,074
Income tax provision applicable to Adjusted Net Income(j)	27,131	33,153	77,988	69,076
Adjusted EBITDA(k)	$164,190	$146,361	$436,764	$395,640

Net Revenues	$311,312	$285,468	$860,176	$810,238
Adjusted EBITDA Margin	52.7%	51.3%	50.8%	48.8%
Weighted average number of shares outstanding:
Basic	284,067	283,059	283,855	282,624
Diluted	286,745	285,564	286,019	284,660
Earnings per share:
Basic	$0.17	$0.06	$0.15	$0.11
Diluted	0.17	0.06	0.15	0.11
Adjusted earnings per share:
Basic	$0.26	$0.17	$0.60	$0.49
Diluted	0.26	0.17	0.60	0.49
(a)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites, and excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (h).
(k)    $24.1 million and $25.8 million of the adjustments for the three months ended September 30, 2025 and 2024, respectively, and $72.7 million and $73.0 million of the adjustments for the nine months ended September 30, 2025 and 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
($’s in thousands)
(unaudited)

	As of September 30,	As of December 31,
	2025	2024
Current portion of long-term debt	$13,964	$14,803
Long-term debt	2,128,996	2,208,100
Current portion of finance leases	3,347	2,923
Finance leases less current portion	94,506	95,286
Total Debt	2,240,813	2,321,112
Less: cash and cash equivalents	(299,192)	(277,242)
Net Debt	$1,941,621	$2,043,870

Adjusted EBITDA(a)	$589,698	$548,574
Net Leverage	3.3x	3.7x

(a)    Represents Adjusted EBITDA for the twelve months ended September 30, 2025 and December 31, 2024, respectively. Refer to the reconciliation of net income (the most comparable GAAP measure) to Adjusted EBITDA on the following page.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands)
(unaudited)

	Twelve Months Ended September 30,	Twelve Months Ended December 31,
	2025	2024
Net income	$55,425	$44,398
Amortization of intangible assets	55,886	79,377
Share-based compensation(a)	31,638	36,896
Loss on refinancing of debt(b)	1,175	24,168
Loss on foreign currency and derivatives not designated as hedging instruments, net(c)	2,853	2,448
Business optimization expenses(d)	12,210	9,368
Professional services relating to EO sterilization facilities(e)	47,852	32,694
Illinois EO litigation settlements(f)	64,943	—
Accretion of asset retirement obligation(g)	2,462	2,638
Income tax benefit associated with pre-tax adjustments(h)	(45,327)	(33,487)
Adjusted Net Income	229,117	198,500
Interest expense, net	161,634	164,691
Depreciation(i)	87,072	82,420
Income tax provision applicable to Adjusted Net Income(j)	111,875	102,963
Adjusted EBITDA(k)	$589,698	$548,574

Net revenues	$1,150,379	$1,100,441
Adjusted EBITDA margin	51.3%	49.9%
(a)    Represents share-based compensation expense related to employees and Non-Employee Directors.
(b)    Represents the write-off of unamortized debt issuance costs and discounts, as well as certain other costs incurred related to refinancing activity for the Term Loans, the Secured Notes and the Revolving Credit Facility.
(c)    Represents the effects of (i) fluctuations in foreign currency exchange rates and (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion.
(d)    Represents (i) certain costs related to divestitures, acquisitions and the integration of acquisitions, (ii) professional fees and other costs associated with business optimization, cost saving and other process enhancement projects, and (iii) legal, consulting, and other fees associated with the secondary offerings and shareholder engagement.
(e)    Represents litigation and other professional fees associated with our EO sterilization facilities.
(f)    Represents (i) the cost to settle 97 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on April 3, 2025 and (ii) the cost to settle 129 pending and threatened EO claims against Sterigenics in Illinois pursuant to the term sheet entered into on July 23, 2025.
(g)    Represents non-cash accretion of ARO related to Co-60 gamma and EO sterilization facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(h)    Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities and unusual items from our presentation of adjusted net income.
(i)    Includes depreciation of Co-60 held at gamma irradiation sites and excludes accelerated depreciation associated with business optimization activities.
(j)    Represents the difference between the income tax provision or benefit as determined under U.S. GAAP and the income tax provision or benefit associated with pre-tax adjustments described in footnote (h).
(k)    $96.8 million and $97.1 million of the adjustments for the twelve months ended September 30, 2025 and December 31, 2024, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.